                                                                    Exhibit 3.3

                              CERTIFICATE OF CHANGE
                         IN NUMBER OF AUTHORIZED SHARES
                                 OF COMMON STOCK

         We, the undersigned, Howard Leventhal, President and Anan Yaagoub, Assistant Secretary, of KIDSTOYSPLUS.COM, INC., a Nevada corporation, do hereby certify as follows:

         That the Board of Directors of said corporation at a meeting duly convened and held effective as of the __ day of September, 2002, in accordance with N.R.S. ss. 78-207, adopted resolutions to decrease the number of authorized shares of the corporation's $0.001 par value common stock from 500,000,000 shares to 50,000,000 shares and correspondingly decreasing the number of issued and outstanding shares of such class held by each common stockholder of record as of the close of business on September 30, 2002 (the "Effective Date"). The following information relates to the reduction in number of authorized shares and the reverse stock split to be effected:

                  (a) and (b) The number of authorized shares and the par value of each class and series of shares before and after the change hereby effected:

                                                         BEFORE CHANGE           AFTER CHANGE
                                                         -------------           ------------

Common Stock, $0.001 Par Value ......................    500,000,000             50,000,000

                  (c) The number of shares of common stock to be issued after the change in exchange for each issued share of common stock prior to the change:

                                                        BEFORE CHANGE            AFTER CHANGE
                                                        -------------            ------------

Each share ........................................           1                  one-tenth of one share (1)

All outstanding shares:                                 812,436                  81,243 (1)

                  ______________
                  (1) See item (d) below.

                  (d) The provisions for the issuance of fractional shares shall be as follows:
                  Factional shares which would otherwise be held by any stockholder as a result of the reverse stock split shall each be rounded up to the next highest whole number of shares and therefore no fractional shares shall be issued as a result of the reverse stock split.

                  (e) Approval of stockholders was not required.

                  (f) The Effective Date for the change shall be the close of business on September 30, 2002.

         [There are no shares of preferred stock authorized.]

         Dated this _____ day of _________,2002

                                           KIDSTOYSPLUS.COM, INC


                                           By /s/ Howard Leventhal
                                              ----------------------------------
                                              Howard Leventhal, President


                                           By /s/ Anan Yaagoub
                                              ----------------------------------
                                              Anan Yaagoub, Assistant Secretary


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